Exhibit 4.3

STANLEY, INC. EMPLOYEE STOCK PURCHASE PLAN
(EFFECTIVE  OCTOBER 23, 2006)

ARTICLE I

Establishment, Duration and Purpose

SECTION 1.01. Establishment and Duration of the Plan. The Company hereby establishes the Plan to be effective as of October 23, 2006 (the “Effective Date”), provided that the Plan shall be subject to approval by the stockholders of the Company within 12 months after the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable laws. The Plan shall remain in effect until the earlier of: (a) the date that no additional Shares are available for issuance under the Plan, (b) the date that the Plan has been terminated in accordance with Article XVII or (c) the date that is the 10th anniversary of the Effective Date.

SECTION 1.02. Purpose of the Plan. The purpose of the Plan is to provide employees of the Company and its Subsidiaries with an opportunity to purchase Common Stock. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

ARTICLE II

Definitions

Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Administrator” means the person or entity designated by the Board to administer the Plan.

“Agent” means the person or entity designated by the Administrator to serve as the custodian and/or recordkeeper for purposes of the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” means Stanley, Inc., a Delaware corporation.

“Compensation” means total cash compensation received by an Employee from the Company or a Subsidiary, including regular compensation such as salary, wages, overtime, shift differentials, bonuses (other than bonuses offered in connection with, and as an inducement for, the commencement of employment), commissions and incentive compensation, but excluding relocation payments or reimbursements, expense reimbursements, tuition or other reimbursements, automobile allowances, housing allowances, cash payments in lieu of sick or vacation time benefits and income realized as a result of participation in any stock option, stock purchase or similar plan of the Company or any Subsidiary.

“Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (a) sick leave, (b) military leave, (c) any other leave of absence approved by the Company, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or (d) transfers between locations of the Company or between the Company and its Subsidiaries.

“Contributions” means all amounts credited to the account of a participant pursuant to the Plan.

“Employee” means any person, including an officer, who is customarily employed for at least 20 hours per week and more than five months in a calendar year by the Company or one of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” of a Share means, as of any date, (a) the mean between the high and low sales prices of the Shares (i) as reported by the NYSE for such date or (ii) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (i) and (ii), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (b) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Board.

“Offering Date” means the first business day of each Offering Period of the Plan.

“Offering Period” has the meaning set forth in Section 6.01.

“Plan” means this employee stock purchase plan set forth herein known as the “Stanley, Inc. Employee Stock Purchase Plan”, as the same may be amended from time to time.

“Purchase Date” means the last business day of each Purchase Period of the Plan.

“Purchase Period” has the meaning set forth in Section 6.02.

“Purchase Price” means, with respect to a Purchase Period, an amount equal to 95% of the Fair Market Value of a Share on the Purchase Date.

“Share” means a share of Common Stock, as adjusted in accordance with Article XVI, or any other security of the Company into which such a share shall be changed pursuant to Article XVI.

“Subsidiary” means any corporation (or other form of business association that is treated as a corporation for tax purposes) that is designated by the Administrator from time to time from a group consisting of the Company and its subsidiary corporations, for the purposes of participation in the Plan, of which voting stock or voting ownership interest, as applicable, having more than 50% of the voting power are owned or controlled, directly or indirectly, by the Company, whether or not such corporation now exists or is hereafter organized by the Company or a Subsidiary. The participating Subsidiaries are set forth in Appendix A hereto, and are subject to change by the Administrator.

ARTICLE III

Administration

SECTION 3.01. Administration. The Plan shall be administered by the Administrator. Except as limited by law, or by the Articles of Incorporation or By-laws of the Company, and subject to the provisions herein, the Administrator shall have full and exclusive discretionary power to construe, interpret and apply the terms of the Plan and any agreement or instrument entered into under the Plan, to determine eligibility, to adjudicate all disputed claims under the Plan, and to establish, amend or waive rules and regulations for the Plan’s administration. Further, the Administrator shall make all other determinations which may be necessary or advisable for the administration of the Plan. Every finding, decision and determination made by the Administrator shall, to the fullest extent permitted by law, be final and binding upon all parties. Without stockholder approval and without regard to whether any participant rights may be considered to have been adversely affected, the Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion are advisable and consistent with the Plan and with the requirements of the Code.

ARTICLE IV

Shares Subject to the Plan

SECTION 4.01. Shares Available. Subject to adjustment as provided in Article XVI, the maximum number of Shares which shall be made available for sale under the Plan shall be 400,000 Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed (a) the number of Shares that were available for sale under the Plan on the Offering Date of the applicable Offering Period or (b) the number of Shares available for sale under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Shares on such Purchase Date, and (i) continue all Offering Periods then in effect or (ii) terminate any or all Offering Periods then in effect pursuant to Article XVII. The Company may make a pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

SECTION 4.02. Voting and Dividend Rights. A participant shall have no interest, right to receive dividends or voting right in Shares covered by any option until such option has been exercised.

SECTION 4.03. Registration of Shares. Shares to be delivered to a participant under the Plan will be registered in the name of the participant or, if directed by the participant in writing, in the name of the participant and his or her spouse.

ARTICLE V

Eligibility

SECTION 5.01. General. Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 7.01; provided that the Administrator may determine from time to time that certain categories of Employees permitted pursuant to Section 423(b)(4) of the Code to be excluded from participation in an “employee stock purchase plan” under Section 423 of the Code shall not be eligible to participate in an Offering Period; provided further that individual Employees may not be excluded other than on a category-by-category basis.

SECTION 5.02. Limitations on Option Grants. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (a) if, immediately after the grant (the time of which shall be determined under Section 423 of the Code), such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Subsidiary, or (b) if such option would permit such Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries that are intended to qualify as “employee stock purchase plans” under Section 423 of the Code to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time such option is granted for purposes of Section 423 of the Code) for each calendar year in which such option is outstanding at any time.

ARTICLE VI

Offering Periods and Purchase Periods

SECTION 6.01. Offering Periods. The Plan shall be implemented by a series of offering periods (“Offering Periods”) of a duration and frequency specified by the Administrator from time to time and communicated to Employees. Notwithstanding the foregoing, no Offering Period shall exceed five years in duration.

SECTION 6.02. Purchase Periods. Each Offering Period shall consist of one or more purchase periods (“Purchase Periods”) of a duration and frequency specified by the Administrator from time to time and communicated to Employees.

ARTICLE VII

Participation

SECTION 7.01. Participation. An eligible Employee may become a participant in the Plan by completing a subscription agreement in the manner specified by the Administrator and submitting it to the Administrator prior to the applicable Offering Date. The subscription agreement shall set forth the percentage of the participant’s Compensation (subject to Article VIII) to be paid as Contributions pursuant to the Plan. A participant’s subscription agreement shall remain in effect for successive Purchase Periods unless modified as provided in Section 8.02 or terminated as provided in Article X.

SECTION 7.02. Contributions. Payroll deductions, if any, shall commence on the first payroll paid following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Date of the last Offering Period to which the subscription agreement is applicable, unless sooner terminated as provided in Article X.

ARTICLE VIII

Method of Payment for Purchase of Shares

SECTION 8.01. Payroll Deduction. Subject to Section 8.03, a participant shall elect to have payroll deductions made on each payday during an Offering Period in an amount not less than 1% and not more than 10% (or such other maximum percentage as the Administrator may establish from time to time before an Offering Date) of such participant’s Compensation on each payday during the Offering Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan. Unless otherwise provided by the Administrator, no participant may make any Contributions to the Plan other than on a payroll deduction basis.

SECTION 8.02. Discontinuation of Participation; Change in Payroll Deduction Rate. A participant may discontinue his or her participation in the Plan as provided in Article X or, on one occasion only during an Offering Period, may change his or her payroll deduction rate with respect to the Offering Period, by completing and submitting to the Administrator a new subscription agreement authorizing a change in the payroll deduction rate. Any change in the payroll deduction rate pursuant to the preceding sentence shall be effective as of the beginning of the next calendar month following the date the new subscription agreement is submitted to the Administrator, provided that such date of submission is at least 10 business days prior to the first day of such next calendar month. If the new subscription agreement is not submitted to the Administrator at least 10 business days prior to the first day of the next calendar month, then the change shall be effective as of the beginning of the next succeeding calendar month.

SECTION 8.03. Required Adjustments to Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.02, a participant’s payroll deductions may be decreased by the Company to 0% at any time. Subject to Section 5.02, payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Article X.

SECTION 8.04. No Interest. No interest shall accrue on the Contributions of a participant in the Plan.

SECTION 8.05. Tax Withholding. At the time an option is exercised, in whole or in part, by a participant or at the time some or all of the Common Stock issued under the Plan is disposed of by a participant, the participant must make adequate provision for the Company’s Federal, state or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from a participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the participant.

ARTICLE IX

Grant and Exercise of Options

SECTION 9.01. Grant of Options. On the Offering Date of each Offering Period, but subject to the conditions in the Plan, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date within such Offering Period a number of Shares determined by dividing (a) such Employee’s Contributions for the applicable Purchase Period accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by (b) the applicable Purchase Price.

SECTION 9.02. Exercise of Options. Unless a participant withdraws from the Plan as provided in Article X, and subject to the conditions in the Plan, his or her option for the purchase of Shares will be exercised automatically on each Purchase Date, and the maximum number of whole Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. No fractional Shares shall be issued, and any Contributions accumulated in a participant’s account which are not sufficient to purchase a whole Share shall be retained in the participant’s account for the subsequent Purchase Period, subject to earlier withdrawal by the participant as provided in Article X. Any other excess Contributions that may not be used to purchase Shares on a Purchase Date (because such purchase would not comply with Section 423 of the Code or would otherwise exceed applicable Plan limitations) shall be returned to the participant. The Shares purchased upon exercise of an option hereunder shall be deemed to be issued to the participant on the Purchase Date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her.

SECTION 9.03. Custody of Shares. The Administrator shall hold (or shall cause the Agent to hold) Shares purchased by a participant under the Plan unless (a) such participant makes a written request for delivery of the stock certificates for such Shares or (b) the Administrator decides, in its sole discretion, to deliver (or cause to be delivered) stock certificates for such Shares to such participant. For so long as Shares are held by the Administrator or the Agent on behalf of a participant, any cash dividends received with respect to such Shares will be used to purchase additional Shares for such participant (without any discount). Any dividend or Shares issued pursuant to a stock split with respect to Shares held on behalf of a participant shall be credited to the participant on a proportionate basis.

SECTION 9.04. Participants’ Rights in the Stock. After the issuance of stock certificates for Shares to a participant, the participant shall have all rights in respect of such certificates and such Shares, and neither the Agent nor the Company shall have any responsibility with respect to such certificates or such Shares.

SECTION 9.05. Voting; Communications. For so long as Shares are held by the Administrator or the Agent on behalf of a participant, the Administrator shall (or shall cause the Agent to) forward to such participant any proxy form received in respect of such Shares. In the absence of voting directions from a participant, none of the Company, the Administrator, the Agent and any of their designees shall vote Shares held on behalf of such participant. To the extent required by applicable law, for so long as Shares are held by the Administrator or the Agent on behalf of a participant, the Administrator shall (or shall cause the Agent to) forward to such participant all other communications from the Company to its stockholders generally.

ARTICLE X

Withdrawal

SECTION 10.01. Voluntary Withdrawal. A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time by giving written notice to the Company, in the form and manner as directed by the Company, at least 10 business days prior to a Purchase Date. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current Purchase Period will automatically terminate upon such receipt, and no further Contributions by such participant for the purchase of Shares will be permitted during the Offering Period.

SECTION 10.02. Termination of Employment. Upon termination of a participant’s employment during an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Article XI, and his or her option will automatically terminate. For purposes of the Plan, a transfer of a participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment.

SECTION 10.03. Change in Status. In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least 20 hours per week during the Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option will automatically terminate.

SECTION 10.04. Future Participation. A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

ARTICLE XI

Beneficiary Designation

A participant may file a written designation of a beneficiary or beneficiaries (who may be named contingently or successively) who are to receive any Shares and/or cash, if any, from the participant’s account under the Plan in the event of such participant’s death prior to delivery to such participant of such Shares and/or cash, if any. Each such designation shall revoke all prior designations by the same participant, shall be in a form prescribed by the Company, and shall be effective only when filed by the participant in writing with the Company during the participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the participant’s death shall be paid to the participant’s estate.

ARTICLE XII

Transferability

Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Article XI) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Article X.

ARTICLE XIII

Use of Funds

All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

ARTICLE XIV

Participant Accounts; Reports

Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participants at least quarterly, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

ARTICLE XV

Rights of Participants

SECTION 15.01. Limitations on Rights of Participants. The Plan does not create, directly or indirectly, any right for the benefit of any Employee or class of Employees to purchase any Shares from the Company (other than as expressly provided in, and subject to the terms and conditions of, the Plan). Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant’s employment at any time, nor confer upon any participant any right to continue in the employ of the Company.

SECTION 15.02. Equal Rights and Privileges. All participants shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code.

ARTICLE XVI

Adjustments upon Changes in Capitalization; Dissolution or Liquidation

SECTION 16.01. Adjustments. Subject to any required action by the stockholders of the Company, the number of Shares covered by each option under the Plan which has not yet been exercised, the type of securities, cash and other property receivable by a participant upon exercise of such an option, the Purchase Price of the Shares subject to such an option, the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option and the number of Shares set forth in Section 4.01 may be adjusted by the Board to the extent it so determines in its sole discretion to be necessary or appropriate, for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares effected in connection with a change in domicile of the Company) or any similar increase or decrease in the number of outstanding Shares, or any reorganization, recapitalization, rights offering, merger or consolidation, or to reflect any similar corporate transaction. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue or acquisition by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an option.

SECTION 16.02. Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, any Purchase Period and Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board.

ARTICLE XVII

Amendment and Termination

SECTION 17.01. Amendment and Termination. The Administrator or the Board may at any time and from time to time and for any reason alter, amend, suspend or terminate the Plan in whole or in part. Without limiting the generality of the foregoing, the Administrator or the Board may terminate an Offering Period and/or a Purchase Period then in progress by setting a new Purchase Date or by returning to participants the Contributions credited to participants’ accounts. To the extent necessary to comply with Section 423 of the Code, or any other applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any amendment to the Plan in such a manner and to such a degree as so required.

ARTICLE XVIII

Notices

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

ARTICLE XIX

Conditions upon Issuance of Shares

SECTION 19.01. Compliance with Laws. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

SECTION 19.02. Shares for Investment Only. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

ARTICLE XX

Notice of Disqualifying Dispositions

By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant sells, transfers or otherwise disposes of any Shares acquired under the Plan, if such disposition occurs prior to the expiration of the two-year period following the applicable Purchase Date associated with such Shares. Each participant further agrees to provide any information about a disposition of Shares as may be requested by the Company to assist it in complying with any applicable tax laws.

ARTICLE XXI

Offsets

To the extent permitted by law, the Company shall have the absolute right to withhold any amounts payable to any participant under the terms of the Plan to the extent of any amount owed for any reason by any such participant to the Company or any Subsidiary and to set off and apply the amounts so withheld to payment of any such amount owed to the Company or any Subsidiary, whether or not such amount shall then be immediately due and payable and in such order or priority as among such amounts owed as the Administrator shall determine.

ARTICLE XXII

Indemnification

Provisions for the indemnification of officers, directors and employees of the Company in connection with the administration of the Plan shall be as set forth in the Certificate of Incorporation and By-laws of the Company as in effect from time to time.

ARTICLE XXIII

Legal Construction

SECTION 23.01. Gender and Number. Except where otherwise indicated by the context, any plural term used herein also shall include the singular, and the singular shall include the plural.

SECTION 23.02. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 23.03. Captions and Section References. The captions of the sections and paragraphs of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan. References to sections herein are to the specified sections of this Plan unless another reference is specifically stated.

SECTION 23.04. Requirements of Law. The granting of options and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

SECTION 23.05. Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

Appendix A: List of Subsidiaries

1. Stanley Associates, Inc.

2. Morgan Research Corporation